EXHIBIT 99.4

Team,

I’m excited to share that this morning Zix entered into a definitive agreement to be acquired by OpenText. I want to take a moment to provide some background and context on this news, as well as what to expect in the days ahead.

Over the last five years through our collective efforts, we have grown and evolved every aspect of the Company to create an outstanding Cybersecurity, Resilience and Productivity organization. Growing from encryption only, we have become so much more. Today is the beginning of the next stage in our evolution. The successful completion of this transaction will bring greater resources and product capabilities, and provide significant benefits to our customers, partners and employees.

OpenText for those that do not know is a leader in Information Management, both on-premises and for cloud services. In the last several years they have transformed their organization through large acquisitions in the cybersecurity space. Carbonite and Webroot are major brands within their portfolio.

While there are still some things I don’t know about the future, there are several things I do know:

1.

We are at this moment because of what we have accomplished in building solutions and relationships with our partners and customers. The work we’ve done is important and valuable and we should all be proud of it.

2.

Our partners and customers are asking us to provide the kinds of solutions that OpenText already has at significant scale—particularly the kind of EDR/MDR capability WebRoot brought to OpenText and the breadth of Disaster Recovery and backup offering Carbonite provides.

3.	From the very first formal communication with the OpenText and through each meeting I have had with them, they demonstrate the same kind of respect for employees and partners and customers as we do.

4.	The combined organization an even more robust platform of critical cybersecurity tools like EDR, web filtering alongside our rich set of offerings that will be accessible to over 600,000 customers..

As a result, I believe the future outlook for you, our partners and customers are all bright.

We are working closely together to close this deal as soon as we can. Until then, Zix and OpenText will operate as separate companies. It is critical that we all continue to stay focused on our 2021 goals and deliver on our commitments to our partners and customers.

I appreciate this news may come as a surprise and that you will have questions. While I may not be able to answer all your questions right now, the entire leadership team is committed to keeping you informed as we move through this process.

You should be expecting a link to a Town Hall meeting shortly. In the meantime, please take a moment to read our press release and the FAQ document.

If you have additional questions, please reach out to your manager. If you are contacted by the media or analysts, please do not give them any information and immediately refer them to Geoff Bibby at gbibby@zixcorp.com.

This is an exciting next step in our journey, and I want to thank you all for your focus and dedication over the last few months of the year as you continue to deliver phenomenal service to our partners and customers.

Best regards,

David Wagner

November 8, 2021

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that will be filed with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of Zix common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, OpenText and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Zix will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF ZIX’S SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting OpenText or Zix. Copies of the documents filed with the SEC by Zix will be available free of charge on Zix’s internet website at https://investor.zixcorp.com or by contacting Zix’s Investor Relations Department at (949) 574-3860. OpenText’s public filings with the SEC by may be obtained at OpenText’s website at http://investors.opentext.com.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, Zix and OpenText will each file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Zix or OpenText at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Zix’s and OpenText’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking information related to Zix, OpenText and the proposed acquisition of Zix by OpenText that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this communication was issued. Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition, Zix’s and OpenText’s plans, objectives, expectations and intentions, and the anticipated timing of closing of the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Zix’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the proposed acquisition, including the timing (including possible delays) and receipt of regulatory approvals from various governmental entities; business disruptions, uncertainty and market instability stemming from the COVID-19 pandemic and governmental actions related thereto; disruption from the proposed acquisition making it more difficult to maintain business and operational relationships; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions. Zix may not succeed in addressing these and other risks. A further description of risks and uncertainties relating to Zix can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.zixcorp.com.